UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2011

______________________________

SYSTEMAX INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13792 (Commission File Number)	11-3262067 (IRS Employer Identification No.)
11 Harbor Park Drive
Port Washington, New York 11050
(Address of principal executive offices)

(516) 608-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 8.01 below is hereby incorporated by reference in this Item 5.02.

Item 8.01    Other Events

On April 18, 2011, Systemax Inc. (the “Company”) notified Gilbert Fiorentino, its Chief Executive, Technology Products Group, and a Director of the Company that it intends to terminate his employment pursuant to the terms of his Employment Agreement dated October 12, 2004, as amended December 30, 2009.  As required by the Employment Agreement, the Company has scheduled a meeting of its Executive Committee for May 3, 2011, at which Mr. Fiorentino and his counsel may meet with the Executive Committee to address this matter.  Following the Executive Committee meeting, the Company will make its final determination as to Mr. Fiorentino’s employment, and he has been placed on administrative leave pending the outcome of the meeting. Mr. Robert Leeds, Vice Chairman of the Board of Directors, will serve as Interim Chief Executive, Technology Products Group, reporting to CEO Richard Leeds.

The Company’s action described above followed the conclusion of the internal investigation conducted by the Company’s Audit Committee of the Board of Directors of certain anonymous whistleblower allegations concerning the Company’s Miami Florida operations.

Systemax reported that the investigation, which was conducted by the Audit Committee with the assistance of independent counsel, determined that the issues giving rise to the allegations did not have any material impact on Systemax’s previously reported financial results and was limited to the Company’s Miami operations.  The Company expects normal business operations to continue for its Technology Products Group businesses.

The Company has issued a press release with respect to this matter, a copy of which is attached as Exhibit 99.1 to this Form 8-K and which is hereby incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSTEMAX INC.

By: /s/ Curt Rush
Name: Curt Rush
Title:   General Counsel and Secretary

Date:  April 20, 2011

Exhibit Index

Exhibit 99.1	Press Release of Systemax Inc., dated April 18, 2011, regarding the termination of Gilbert Fiorentino.

Exhibit 99.2
Employment Agreement, dated as of October 12, 2004, as amended by Amendment No. 1 thereto, dated as of December 30, 2009, of Gilbert Fiorentino (incorporated by reference to Exhibit 10.17 to Registrant’s Form 8-K filed with the SEC on October 18, 2004, and December 30, 2009.